                                                                     Exhibit 2.1


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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             EXECUSTAY CORPORATION,

                       EXECUSTAY CORPORATION OF AMERICA,

                       ACCOMMODATIONS AMERICA 1998, INC.

                                      and

                       TRAMMELL CROW RESIDENTIAL COMPANY

                                 April 24, 1998


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
                               Table of Contents

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
ARTICLE I

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.01    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
         1.02    Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         1.03    Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         1.04    Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         1.05    Articles of Incorporation; Bylaws  . . . . . . . . . . . . . . . . . . . . . .      2
         1.06    Taking of Necessary Action; Further Action   . . . . . . . . . . . . . . . . .      3
         1.07    The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

ARTICLE II

CONVERSION OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
         2.01    Conversion of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . .      3
         2.02    Post-Closing Adjustments   . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.03    Escrow . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         2.04    Payment of Total Consideration for Company Stock
                   and Satisfaction of Shareholder Loans  . . . . . . . . . . . . . . . . . . .      6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY   . . . . . . . . . . . . . . . . . . . . . . . .      7
         3.01    Incorporation and Corporate Power  . . . . . . . . . . . . . . . . . . . . . .      8
         3.02    Execution, Delivery; Valid and Binding Agreement   . . . . . . . . . . . . . .      8
         3.03    Approval of the Plan of Merger   . . . . . . . . . . . . . . . . . . . . . . .      9
         3.04    No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
         3.05    Governmental Authorities; Consents   . . . . . . . . . . . . . . . . . . . . .      9
         3.06    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         3.07    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         3.08    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
         3.09    Absence of Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . .     11
         3.10    No Material Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . .     11
         3.11    Absence of Certain Developments  . . . . . . . . . . . . . . . . . . . . . . .     11
         3.12    Title to Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
         3.13    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
         3.14    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
         3.15    Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . .     16
         3.16    Intellectual Property Rights   . . . . . . . . . . . . . . . . . . . . . . . .     17





                                      -i-
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
         3.17    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.18    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.19    Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.20    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.21    Affiliate Transactions   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.22    Customers and Suppliers      . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.23    Compliance with Laws; Permits  . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.24    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.25    Accredited Investors Status and Investment Intent  . . . . . . . . . . . . . . .  22
         3.26    Designation of Broker's License  . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.27    Transfer of Inventory, Equipment and Furniture   . . . . . . . . . . . . . . . .  22
         3.28    Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.29    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY  . . . . . . . . . . . . . . . . .  23
         4.01    Incorporation and Corporate Power  . . . . . . . . . . . . . . . . . . . . . . .  23
         4.02    Execution, Delivery; Valid and Binding Agreement   . . . . . . . . . . . . . . .  23
         4.03    No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.04    Merger Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.05    Governmental Authorities; Consents   . . . . . . . . . . . . . . . . . . . . . .  24
         4.06    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.07    SEC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.08    No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         4.09    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.10    Parent Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.11    Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.12    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE V

COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.01    Conduct of the Business    . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         5.02    Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.03    Company Shareholder Approval   . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.04    Regulatory Filings; Good Faith Cooperation   . . . . . . . . . . . . . . . . . .  29
         5.05    Preparation of Tax Returns   . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.06    Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.07    No Negotiations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.08    Audited Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.09    Terminated Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         5.10    Notice of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31





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

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUBSIDIARY   . . . . . . . . . . . . . . . . . . . . . . . . . .     32
         6.01    Regulatory Filings; Good Faith Cooperation   . . . . . . . . . . . . . . . . .     32
         6.02    Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
         6.03    Notice of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .     32
         6.04    Continued Employment of Gary Abrahams  . . . . . . . . . . . . . . . . . . . .     33
         6.05    No Issuances of Stock at Prices Below the Parent Stock Merger Price  . . . . .     33
         6.06    Appointment of Paul Reeve to Parent Board  . . . . . . . . . . . . . . . . . .     33
         6.07    Access to Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . .     33
         6.08    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
         6.09    Tax Treatment Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . .     34

ARTICLE VII

CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
         7.01    Conditions to Parent's and Merger Subsidiary's Obligations   . . . . . . . . .     34
         7.02    Conditions to the Company's and Indemnifying Party's Obligations . . . . . . .     38

ARTICLE VIII

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
         8.01    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     39
         8.02    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     40
         8.03    Prompt Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41

ARTICLE IX

ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
         9.01    Registration Rights and Lock-up Agreements   . . . . . . . . . . . . . . . . .     41
         9.02    Employment Agreement and Directorship Arrangements   . . . . . . . . . . . . .     41
         9.03    Non-Competition Agreements   . . . . . . . . . . . . . . . . . . . . . . . . .     41
         9.04    Transitionary Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . .     42
         9.05    Customer Referral Agreements   . . . . . . . . . . . . . . . . . . . . . . . .     42
         9.06    Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42

ARTICLE X

SURVIVAL; INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
         10.01   Survival of Representations and Warranties   . . . . . . . . . . . . . . . . .     42
         10.02   Indemnification by the Company and Indemnifying Party  . . . . . . . . . . . .     42





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
         10.03   Indemnification by Parent and Merger Subsidiary  . . . . . . . . . . . . . . .     44
         10.04   Method of Asserting Claims   . . . . . . . . . . . . . . . . . . . . . . . . .     44

ARTICLE XI

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         11.01   Press Releases and Announcements   . . . . . . . . . . . . . . . . . . . . . .     47
         11.02   Expenses; HSR Filing Fees  . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         11.03   Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         11.04   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
         11.05   Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
         11.06   Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
         11.07   Complete Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
         11.08   Interpretation     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
         11.09   Amendments to Disclosure Letters   . . . . . . . . . . . . . . . . . . . . . .     49
         11.10   Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
         11.11   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50


                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") dated as of April 24, 1998, is made and entered into by and among ExecuStay Corporation, a publicly held Maryland corporation ("Parent"), ExecuStay Corporation of America, a Maryland corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary"), Accommodations America 1998, Inc., a Texas corporation (the "Company"), and, for purposes of Section 10.02 and 10.04 only, Trammell Crow Residential Company, a Texas corporation ("Indemnifying Party"). Merger Subsidiary and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

         WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that the Company be merged with and into Merger Subsidiary in accordance with the General Corporation Law of the State of Maryland (the "MGCL"), the Texas Business Corporation Act (the "TBCA") and the terms of this Agreement pursuant to which Merger Subsidiary will be the surviving corporation and will remain a wholly owned subsidiary of Parent (the "Merger"); and

         WHEREAS, Indemnifying Party's agreement to indemnify Parent and Merger Subsidiary for certain potential liabilities following the Merger is a material inducement to the agreements of Parent and Merger Subsidiary to the Merger; and

         WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants, and agreements in connection with, and establish various conditions precedent to, the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement and in the Plan of Merger, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.01 The Merger. At the Effective Time (as defined in Section 1.03 hereof) subject to the terms and conditions of this Agreement and the Articles of Merger (as defined in Section 1.03 hereof), the Company shall be merged with and into Merger Subsidiary, the separate existence of the Company shall cease, and Merger Subsidiary shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Merger Subsidiary, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         1.02 Effect of Merger. The effect of the Merger shall be as set forth in Section 3-114 of the MGCL and the Surviving Corporation shall succeed to and possess all the properties, rights, privileges, immunities, powers, franchises and purposes, and be subject to all the duties, liabilities, debts, obligations, restrictions and disabilities, of the Constituent Corporations, all without further act or deed.

         1.03 Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the consummation of the Merger shall be effected on the Closing Date (as defined in Section 1.07), and the parties hereto will cause articles of merger or other appropriate documents (the "Articles of Merger"), to be executed, delivered and filed with the State Department of Assessments and Taxation of Maryland and the Secretary of State of the State of Texas in accordance with the MGCL and the TBCA, respectively. The Merger shall become effective immediately upon the later of (i) the filing of such Articles with the State Department of Assessments and Taxation of Maryland or (ii)the filing of the Articles of Merger with the Secretary of State of the State of Texas, or at such later time that the parties have agreed upon and designated in such filings in accordance with applicable law. The date and time on which the Merger shall become effective is referred to herein as the "Effective Time."

         1.04 Directors and Officers. The respective directors of each of Parent and Merger Subsidiary immediately following the Effective Time shall be the persons named on Exhibit A. Said directors of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law. If, at or after the Effective Time, a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy shall be filed in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation. The respective officers of each of Parent and Merger Subsidiary immediately following the Effective Time shall be the persons named on Exhibit B, all of whom shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.05 Articles of Incorporation; Bylaws. From and after the Effective Time and until further amended in accordance with applicable law, the Articles of Incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time, a copy of which is attached hereto as Exhibit C, shall remain the Articles of Incorporation of the Surviving Corporation. From and after the Effective Time and until further amended in accordance with law, the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall remain the Bylaws of the Surviving Corporation.

         1.06 Taking of Necessary Action; Further Action. Parent, Merger Subsidiary and the Company, respectively, shall each use commercially reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the MGCL and the TBCA at the time specified in
Section 1.03. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

         1.07    The Closing.

                 (a) The closing of the transactions contemplated by this Agreement (the "Closing") will take place on or before June 1, 1998 at the offices of Parent in Gaithersburg, Maryland or at such other place and time as is mutually agreeable to the parties, and will be effective as of the Effective Time; provided that if the Closing does not occur on or prior to such date due to the failure of a closing condition to be satisfied, the parties to this Agreement may, by mutual written agreement, at any time prior to or after June 1, 1998, extend the Closing Date to a date not later than June 30, 1998. The date in which the Closing is held is referred to hereinafter as the "Closing Date."

                 (b) The parties shall deliver to each other the documents required to be delivered pursuant to Article VII hereof at the Closing.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         2.01 Conversion of Securities. Subject to the adjustments set forth in Section 2.02 hereof, the total consideration to be paid by Parent and Merger Subsidiary in the Merger shall be $25,500,000 (the "Total Consideration"), payable $12,750,000 in cash (the "Cash Consideration") and the remainder by the delivery as set forth in Section 2.01(a) below of 1,104,494 shares of common stock of Parent (the "Parent Common Stock"), $.01 par value (the "Stock Consideration"), valued for purposes of this Agreement at $11.54375 per share (the "Parent Stock Merger Price"). A part of the Cash Consideration, which part shall be determined by the Company at Closing, shall be used to repay the outstanding principal balance plus all accrued and unpaid interest thereon due on the Closing Date (the "Shareholder Loans") on certain loans made or that will have been made to the Company prior to the Closing by certain shareholders of the Company (shareholders of the Company shall hereinafter be referred to as the "Company Shareholders") and the Company shall distribute at the Closing to the Representative on behalf of such Company

Shareholders an amount in immediately available funds equal to the Shareholder Loans. The difference between the Total Consideration and the Shareholder Loans shall constitute and hereinafter be referred to as the "Merger Consideration." To the extent that the Merger Consideration is adjusted pursuant to Section 2.02 hereof, the Cash Consideration and Stock Consideration shall be adjusted in equal proportions. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company, Indemnifying Party or the holder of any of the following securities:

                 (a) the shares of common stock, $.01 par value per share, of the Company ("Company Stock"), issued and outstanding immediately prior to Closing (other than the shares canceled pursuant to Section 2.01(b) below) shall be canceled and extinguished and be converted into the Merger Consideration. Subject to the escrow provisions of
         Section 2.03, the Merger Consideration payable to each Company Shareholder shall be paid either (i) entirely in cash for those Company Shareholders who are not designated as Accredited Investors by the Company or who have not signed and delivered at Closing the Investor, Lock-up and Registration Rights Agreement (as defined in
         Section 9.01 below), and (ii) in a combination of cash and Parent Common Stock, in relative amounts to be determined by the Company, for those Company Shareholders who are designated as Accredited Investors by the Company and who have signed and delivered at Closing the Investor, Lock-up and Registration Rights Agreement. No fractional shares of Parent Stock will be issued. In lieu of any such fractional shares, each Company Shareholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock shall be entitled to receive from Parent a cash payment (without interest) in lieu of such fractional share equal to such fraction multiplied by the Parent Stock Merger Price. Such payment shall have no impact upon the amount of the Cash Consideration. The Parent Common Stock shall have the registration rights described in the Investor, Lock-up and Registration Rights Agreements described in Section 9.01 hereof and bear the restrictive legend set forth in Section 2.04(d) hereof;

                 (b) each share of Company Stock held directly or indirectly by the Company shall be canceled and extinguished and no payment shall be made with respect thereto;

                 (c) each share of common stock, $.01 par value, of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger.

         2.02    Post-Closing Adjustments.

         (a) The Merger Consideration shall be increased or decreased to the extent that the Company's Net Working Capital (defined as current assets, including cash, minus total liabilities), as shown on the audited balance sheet as of the Closing Date delivered to Parent and Merger Subsidiary subsequent to the Closing (the "Closing Date Audited Balance Sheet"), is greater or less than $1,975,657. To the extent that the Net Working Capital as shown on the Closing Date Audited Balance Sheet is less than $1,975,657, then the Merger Consideration shall be decreased in an amount equal to such difference. To the extent that the Net Working Capital as shown on the Closing Date Audited Balance Sheet is greater than $1,975,657, then the Merger Consideration shall be increased in an amount equal to such excess. Any amounts determined to be due under the Escrow Agreement to Merger Subsidiary pursuant to this Section 2.02(a) shall be satisfied first from the Escrow Consideration (as defined in Section 2.03 below), and the remaining amount due, if any, shall be a liability of the Indemnifying Party.

         (b) Subject to Section 2.02(c), the Merger Consideration shall be decreased to the extent that the amount of net receivables as of Closing (as shown on the Closing Date Audited Balance Sheet) are not collected by Merger Subsidiary on or before the close of business ninety (90) days after the Closing Date (the "Uncollected Receivables"). Merger Subsidiary agrees that it will use commercially reasonable efforts to collect the Uncollected Receivables on or before the close of business ninety (90) days after the Closing. Within one hundred (100) days of Closing, the Merger Subsidiary shall notify a representative (the "Representative") of the Company Shareholders, listed on Exhibit D hereto, and the Escrow Agent (as defined in Section 2.03 below), of the amount of Uncollected Receivables (the "Notice"). Such Notice shall constitute a "Claim Notice" under the Escrow Agreement, and any amounts due to Merger Subsidiary under this Section 2.02(b) shall be collected by Merger Subsidiary as described in the Escrow Agreement. Any amounts determined to be due under the Escrow Agreement to Merger Subsidiary pursuant to this Section 2.02(b) shall be satisfied first from the Escrow Consideration (as defined in Section 2.03 below), and the remaining amount due, if any, shall be a liability of the Indemnifying Party. After payment of the Uncollected Receivables in accordance with this Section 2.02(b), Indemnifying Party or its affiliates shall be entitled to initiate and prosecute proceedings to collect any Uncollected Receivables, and shall be entitled to retain all amounts so collected.

         (c) Merger Subsidiary acknowledges that certain receivables of the Company have been or, as of Closing, will have been written off as uncollectible (such receivables are referred to herein as "Bad Debts") and such Bad Debts will not be included in the amount of net receivables shown on the Closing Date Audited Balance Sheet. Although the Merger Subsidiary and the Surviving Corporation have no obligation to pursue the collection of the Bad Debts, Merger Subsidiary agrees that the amount of any Bad Debts collected by the Surviving Corporation after the Effective Time shall, if collected within 90 days after Closing, be offset against any adjustment otherwise made in favor of the Merger Subsidiary under Section 2.02(b) or, if collected subsequent to the date that is 90 days after Closing, be paid to the Company Shareholders in the manner directed by the Representative of the Company.

         2.03 Escrow. Parent and Merger Subsidiary shall, on or before Closing, deposit in an escrow account (the "Escrow Account") with an escrow agent acceptable to each of Parent, the Representative, the Company and Indemnifying Party (the "Escrow Agent"), (i) $2,550,000 in cash (the "Cash Escrow Amount"), which shall earn interest in escrow, and (ii) 220,899 shares of Parent Common Stock (the Cash Escrow Amount and the escrowed Parent Common Stock are together referred to as "Escrowed Consideration"). Such deposits shall be made pursuant to an escrow agreement in the form attached hereto as Exhibit E (the "Escrow Agreement"), which shall be executed by Parent, Merger Subsidiary, the Representative, Indemnifying Party and the Escrow Agent on or before the Closing. The Escrowed Consideration shall be available to offset any amounts due to Merger Subsidiary under Section 2.02 above and any amounts due to Parent or Merger Subsidiary pursuant to Article X hereof. Any such amounts due shall be payable from the Escrow Account in the manner provided in the Escrow Agreement. Release of the remaining Escrowed Consideration, together with interest thereon, shall be made to the Representative on behalf of the Company Shareholders subject to and in accordance with the provisions of the Escrow Agreement.

         2.04 Payment of Total Consideration for Company Stock and Satisfaction of Shareholder Loans.

                 (a) At Closing, the Company shall deliver to Parent and the Merger Subsidiary all certificates representing shares of Company Stock to be canceled and extinguished at the Effective Time pursuant to Section 2.01 to effect the exchange of such certificate or certificates on behalf of the Company Shareholders. Upon such delivery, Merger Subsidiary shall distribute to the Representative on behalf of the Company Shareholders, (i) immediately available funds in an amount equal to $10,200,000 less the amount utilized to repay the Shareholder Loans, and (ii)certificates representing 883,595 shares of Parent Common Stock, made in the names of the Company Shareholders specified by the Representative, provided that only those persons who have executed and delivered at Closing an Investor, Lock-up and Registration Rights Agreement shall receive Parent Common Stock. The remaining Merger Consideration shall be escrowed as provided in Section 2.03 above. Parent and Merger Subsidiary acknowledge that a portion of the Cash Consideration shall be utilized to repay the Shareholder Loans and, accordingly, such loans and accrued interest shall not be included as liabilities on the Closing

Date Audited Balance Sheet, provided that such loans were not accounted for as liabilities on the Latest Balance Sheet (as defined in Section 3.08 below).

                 (b) If payment of the Stock Consideration is to be made to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such payment and delivery that the Company Stock certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment shall pay to Merger Subsidiary any transfer and other taxes required by reason of such payment in any name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not payable.

                 (c) After the Closing, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding immediately prior to the Closing. After the Closing, no dividends, interests or other distribution on Company Stock shall be paid to any Company Shareholder other than distributions of cash and/or Parent Common Stock made pursuant to the Escrow Agreement.

                 (d) The Company acknowledges that the certificates of Parent Common Stock to be delivered at Closing shall bear the following restrictive legend:

                 THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES OF STOCK MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, IN THE ABSENCE OF REGISTRATION, WITHOUT EITHER AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION OR QUALIFICATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Subsidiary on the date hereof (the "Company Disclosure Schedule"), which Company Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article III under captions referencing the Sections to which such exceptions apply, the Company hereby makes the following representations and warranties to Parent and Merger Subsidiary. The term "Predecessors" used throughout this Article III and throughout the rest of this Agreement refers to each of the entities whose assets were transferred to the Company effective January 2, 1998 (the "Roll-Up"), a list of which is attached to this Agreement as Exhibit F.

         3.01 Incorporation and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to execute and deliver this Agreement and the Articles of Merger and to perform its obligations hereunder and thereunder. The Company has obtained all requisite approvals of and consents to the Merger from the Company Shareholders, and no further consent or approval by the Company Shareholders of this Agreement or the Articles of Merger or the transactions contemplated hereby, including the Merger, is required. The Company has the corporate power and authority and all authorizations and certifications necessary to own and operate its properties and to carry on its business as now conducted. The copies of the Company's Articles of Incorporation and Amended and Restated Bylaws which have been furnished by the Company to Parent and Merger Subsidiary prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. The Company is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the Company's business or results of operations.

         3.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by the Company and Indemnifying Party and the execution and delivery of Articles of Merger by the Company, and the execution and delivery of documents required to effectuate and consummate the Roll-Up by the Company, its Predecessors and their shareholders and partners, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery and performance of this Agreement and the Articles of Merger. This Agreement has been duly executed and delivered by the Company and Indemnifying Party and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes the valid and binding obligation of the Company and Indemnifying Party, enforceable against the Company and Indemnifying Party, in accordance with its terms, and the Articles of Merger, when executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium (whether general or specific ) or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

         3.03 Approval of the Plan of Merger. The Company hereby represents that its Board of Directors has, by resolutions duly adopted at a meeting held on, or by written consent dated, April __, 1998, approved this Agreement and the Articles of Merger and the transactions contemplated hereby and thereby, including the Merger. If required by the organizational documents of Indemnifying Party or applicable law, the board of directors of Indemnifying Party has approved this Agreement by written resolution. None of the resolutions described in this Section 3.03 has been amended or otherwise modified in any respect since the date of adoption thereof and all such resolutions remain in full force and effect.

         3.04 No Breach. The execution, delivery and performance of this Agreement by the Company and Indemnifying Party, and the execution and delivery of Articles of Merger by the Company, and the consummation by the Company and Indemnifying Party of the transactions contemplated hereby and thereby do not
(i) conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of the Company or Indemnifying Party, or (ii) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of the Company or Indemnifying Party or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which the Company or Indemnifying Party is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which the Company or Indemnifying Party is subject except, in either case, for those required under the HSR Act (as defined below) or for those the conflict, breach, default, or violation of, or the failure of which to make or obtain any such authorized consent, approval or exemption, would not have a material adverse effect on the Company or the Indemnifying Party, as the case may be.

         3.05 Governmental Authorities; Consents. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and except for the filing of the Articles of Merger with the Secretary of State of the State of Texas, the Company and Indemnifying Party are not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the Articles of Merger or the consummation of the transactions contemplated hereby or thereby, except for those the failure of which to make or obtain would not have a material adverse effect on the Company or the Indemnifying Party, as the case may be. Except as set forth in the Company Disclosure Schedule under the caption referencing this Section 3.05 assuming the filings contemplated by the preceding sentence are obtained or made, no consent, approval or authorization of any governmental or regulatory authority or any other party or person (except the approval of the Plan of Merger by the Company Shareholders) is required to be obtained by the Company or Indemnifying Party in connection with its execution, delivery and performance of this Agreement or the Articles of Merger or the transactions contemplated hereby or thereby, except for those the failure of which to make or obtain would not have a material adverse effect on the Company or the Indemnifying Party, as the case may be.

         3.06 Subsidiaries. The Company does not have any subsidiaries or own any stock, partnership interest, joint venture interest or any other security or ownership interest issued by any other corporation, organization or entity.

         3.07    Capital Stock.

                 (a) The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $.01 per share, of which, as of the date hereof, 109.98 shares are issued and outstanding. Schedule 3.07(a) of the Company Disclosure Schedule sets forth the name of each Company Shareholder and the amount of Company Stock held by each. All of such outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no other equity securities or securities containing any equity features authorized, issued or outstanding.

                 (b) There are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by the Company and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of capital stock or other securities of the Company of any kind. Except as set forth in the Company Disclosure Schedule referencing this Section 3.07(b), there are no agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its capital stock. There are no stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of the Company, or the earnings or other attributes of the Company.

         3.08 Financial Statements. The Company has delivered to Parent copies of unaudited balance sheet, as of December 31, 1997, of the Predecessors (the "Latest Balance Sheet") and the unaudited statements of earnings for the year ended December 31, 1997 (such statements and the Latest Balance Sheet being herein referred to as the "Latest Financial Statements"). The Company shall use reasonable efforts to ensure that the audited balance sheets of the Predecessors as of December 31, 1996, December 31, 1997, and the Company as of the Closing Date and the audited statements of earnings, shareholders' equity and cash flows of the Predecessors for each of the periods ended December 31, 1996, December 31, 1997 and the Company as of the Closing Date (collectively, the "Audited Financial Statements") are delivered to Merger Subsidiary and Parent within forty-five (45) days of the Closing Date. The Latest Financial Statements and the Audited Financial Statements are or will be based upon the information contained in the books and records of the Company and the Predecessors, as the case may be, and do or will fairly present the financial condition of the Company and the Predecessors, as the case may be, as of the dates thereof and results of operations for the periods referred to therein. The Audited Financial Statements will be prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied throughout the periods indicated.

         3.09 Absence of Undisclosed Liabilities. To the Company's knowledge, except as reflected in the Latest Balance Sheet, the Company has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except (i) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit), (ii) liabilities that, individually or in the aggregate, would not have a material adverse effect on the Company or (iii) as otherwise set forth in the Company Disclosure Schedule under the caption referencing this Section 3.09.

         3.10 No Material Adverse Changes. To the Company's knowledge, since the date of the Latest Balance Sheet (the "Balance Sheet Date"), there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations or business condition of the Company.

         3.11 Absence of Certain Developments. Except as set forth on the Company Disclosure Schedule referencing this Section 3.11, since the Balance Sheet Date, the Company has not:

                 (a) borrowed any amount or incurred or become subject to any liability in excess of $100,000, except (i) current liabilities incurred in the ordinary course of business, (ii) liabilities under contracts and leases entered into in the ordinary course of business or (iii) liabilities related to contributions or loans by Company Shareholders, the proceeds of which are used for working capital;

                 (b) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its assets with a fair market value in excess of $100,000, except (i) liens for current property taxes not yet due and payable,
(ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, (iii) liens in respect of pledges or deposits under workers' compensation laws, (iv) liens set forth under the caption referencing this Section 3.11 in the Company Disclosure Schedule, or (v) liens voluntarily created in the ordinary course of business, all of which liens aggregate less than $100,000;

                 (c) discharged or satisfied any lien or encumbrance or paid any liability, in each case with a value in excess of $100,000, other than current liabilities paid in the ordinary course of business;

                 (d) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any tangible assets with a fair market value in excess of $100,000, or canceled any debts or claims, in each case, except in the ordinary course of business;

                 (e) sold, assigned or transferred (including, without limitation, transfers to any employees, affiliates or shareholders) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets;

                 (f) to the Company's knowledge, disclosed, to any person other than Parent or Merger Subsidiary and authorized representatives of Parent or Merger Subsidiary, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is identified in the Company Disclosure Schedule under the caption referencing this Section 3.11 and is in full force and effect on the date hereof;

                 (g) waived any rights of material value or suffered any extraordinary losses or adverse changes in collection loss experience, whether or not in the ordinary course of business or consistent with past practice;

                 (h) declared or paid any dividends or other distributions with respect to any shares of the Company's capital stock or redeemed or purchased, directly or indirectly, any shares of the Company's capital stock or any options;

                 (i) issued, sold or transferred any of its equity securities, securities convertible into or exchangeable for its equity securities or warrants, options or other rights to acquire its equity securities, or any bonds or debt securities except in connection with the Roll-Up;

                 (j) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice other than the transactions contemplated by this Agreement or the Roll-Up;

                 (k) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

                 (l) made or granted any bonus or any wage, salary or compensation increase to any employee who earns more than $50,000 per year and who will become an employee of Parent after the Closing, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement, or adopted any new employee benefit plan or arrangement or made any commitment or incurred any liability to any labor organization;

                 (m) made any single capital expenditure or commitment therefor in excess of $50,000;

                 (n) made any loans or advances to, or guarantees for the benefit of, any persons such that the aggregate amount of such loans, advances or guarantees at any time outstanding is in excess of $50,000, other than endorsement of checks in the ordinary course of business; or

                 (o) made charitable contributions or pledges which in the aggregate exceed $10,000.

         3.12    Title to Properties.

                 (a) The Company does not own any real property. The real property demised by the leases (the "Office Leases") described under the caption referencing this Section 3.12 in the Company Disclosure Schedule constitutes all of the office and warehouse property used or occupied by the Company. The real property demised by the apartment leases described under the caption referencing this Section 3.12 in the Company Disclosure Statement constitutes all of the apartment property used by the Company (the "Apartment Leases" and, together with the Office Leases, the "Leases").

                 (b) The Leases are in full force and effect, and the Company holds a valid and existing leasehold interest under each of the Leases for the term set forth under such caption in the Company Disclosure Schedule. The Company has delivered to Parent and Merger Subsidiary complete and accurate copies of each of the Office Leases, and none of the Office Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to Parent and Merger Subsidiary. To the knowledge of the Company, the Company is not in default, and no circumstances exist which, if unremedied, would, either with or without notice or the passage of time or both, result in such default under any of the Leases; nor, to the best knowledge of the Company, is any other party to any of the Leases in default.

                 (c) The Company owns good title to each of the tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all liens and encumbrances, except for (i) liens for current taxes not yet due and payable, (ii) liens set forth under the caption referencing this Section 3.12 in the Company Disclosure Schedule, (iii) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business, (iv) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen and (v) liens in respect of pledges or deposits under workers' compensation laws, all of which liens aggregate less than $250,000.

                 (d) Except as set forth in the Company Disclosure Schedule under the caption referencing this Section 3.12, the Company's knowledge, all of the tangible assets necessary for the conduct of the Company's business as currently conducted are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.

         3.13 Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on the Latest Balance Sheet or to the extent any such receivables have been written off as uncollectible prior to the Effective Time.

         3.14    Tax Matters.

                 (a) Each of the Company, its Predecessors and any subsidiary, any affiliated, combined or unitary group of which the Company or any subsidiary is or was a member, any "Plans" (as defined in Section 3.19 hereof), as the case may be (each, a "Tax Affiliate" and, collectively, the "Tax Affiliates"), has: (i) timely filed after giving effect to any applicable filing extension (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements ("Returns") required to be filed or sent by it in respect of any "Taxes" (as defined in subsection (h) below) or required to be filed or sent by it by any taxing authority having jurisdiction, and all such returns are accurate and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns;
(iii) all taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Time, have been paid by or on behalf of the Company or are reflected on the books of the Company as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheet, without taking account of the Merger;
(iv) complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the "Code"), or similar provisions under any foreign laws), and timely and properly withheld from individual employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

                 (b) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or the Tax Affiliates that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or the Tax Affiliates regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax, audit or other proceeding, or, to the best knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. The Company does not expect the assessment of any additional Taxes of the Company or the Tax Affiliates and is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or the Tax Affiliates which would exceed the estimated reserves established on its books and records.

                 (c) Neither the Company nor any Tax Affiliate is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) under Section 280G of the Code.

                 (d) All transactions required to be reported in Returns that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported on such Returns in a manner for which there is substantial authority or were adequately disclosed on the Returns required in accordance with Section 6662(d)(2)(B) of the Code.

                 (e) Neither the Company nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code.

                 (f) Neither the Company nor any Tax Affiliate has filed any consent under Section 341(f) of the Code.

                 (g) The Company is, and at all times has been, taxable as a corporation for United States income tax purposes.

                 (h) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company or any Tax Affiliate.

         3.15    Contracts and Commitments.

                 (a) The Company Disclosure Schedule, under the caption referencing this Section 3.15, lists the following agreements, whether oral or written, to which the Company or its Predecessors is a party, which are currently in effect, and which relate to the operation of the Company's business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described under the caption referencing Section 3.19 hereof (or excluded by such Section from inclusion thereunder) in the Company Disclosure Schedule; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal, other than as described under the caption referencing Section 3.19 hereof in the Company Disclosure Schedule (or excluded by such Section from inclusion thereunder); (iv) stock purchase or stock option plan; (v) contract for the employment of any person that will be binding on the Company after the Effective Time or relating to severance pay for any person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Company Stock or the election of directors of the Company that will be binding on the Company after the Effective Time; (viii)agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $50,000; (xi) lease or agreement under which it is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $50,000; (xii) contract or group of related contracts with the same party for the purchase of products or services under which the undelivered balance of such products or services is in excess of $50,000; (xiii) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000; (xiv) contract or group of related contracts with the same party (other than any contract or group of related contracts for the purchase or sale of products or services) continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days' or less notice without penalty and involving more than $100,000; (xv) contract which prohibits the Company or its Predecessors from freely engaging in business anywhere in the world; (xvi) contract for the distribution of the Company's products; (xvii) franchise agreement; (xviii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by the Company or its Predecessors in connection with the intellectual property rights listed under the caption referencing Section 3.16 hereof in the Company Disclosure Schedule; (xix) contract or commitment for capital expenditures in excess of $50,000; (xx) agreement for the sale of any capital asset; or (xxi) other agreement which is either material to the Company's business or was not entered into in the ordinary course of business.

                 (b) To the Company's knowledge, the Company and its Predecessors have performed in all material respects all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in the Company Disclosure Schedule under the caption referencing this Section 3.15 and is not in receipt of any written claim of default under any contract or commitment required to be disclosed under such caption; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and the Company has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

                 (c) Parent and Merger Subsidiary have been supplied with a true and correct copy of each written contract or commitment, and a description of each oral contract or commitment, referred to under the caption referencing this Section 3.15 in the Company Disclosure Schedule, together with all amendments, waivers or other changes thereto.

         3.16 Intellectual Property Rights. The Company Disclosure Schedule describes under the caption referencing this Section 3.16 all rights in trademarks, service marks, trade names, corporate names, copyrights, trade secrets, know-how or other intellectual property rights owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Company's business as now conducted or planned to be conducted. The Company owns and possesses all right, title and interest, or holds a valid license, in and to the rights set forth under such caption. The Company Disclosure Schedule describes under the caption referencing this
Section 3.16 all intellectual property rights which have been licensed to third parties and those intellectual property rights which are licensed from third parties. The Company has taken all action reasonably necessary to protect the intellectual property rights set forth under such caption. Neither the Company nor its Predecessors have received any written notice of, nor are there any facts known to the Company which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the intellectual property rights which are listed; no written claim by any third party contesting the validity of any intellectual property rights listed in the Company Disclosure Schedule has been made, is currently outstanding or, to the best knowledge of the Company, is threatened; neither the Company nor its Predecessors have received any written notice of any infringement, misappropriation or violation by the Company or its Predecessors of any intellectual property rights of any third parties and, to the Company's knowledge, the Company or its Predecessors have not infringed, misappropriated or otherwise violated any such intellectual property rights.

         3.17 Litigation. Except as set forth in the Company Disclosure Schedule under the caption referencing this Section 3.17, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of the Company, threatened against the Company or its Predecessors, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Neither the Company nor its Predecessors is a party to, subject to, or, to the knowledge of the Company, threatened to be subject to, any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any governmental authority, except for those that would not have a material adverse effect on the Company.

         3.18 Employees. Except as set forth on the Company Disclosure Schedule under the caption referencing this Section 3.18, (a) to the best knowledge of the Company, no executive employee of the Company and no group of the Company's employees has any plans to terminate his or its employment; (b) to the best knowledge of the Company, the Company and its Predecessors have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) to the best knowledge of the Company, the Company or its Predecessors have no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers' compensation claims pending against the Company or its Predecessors nor, to the best knowledge of the Company, is the Company aware of any facts that would give rise to such a claim; (e) to the best knowledge of the Company, no employee of the Company is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company; and (f) to the best knowledge of the Company, no employee or former employee of the Company or its Predecessors has any claim with respect to any intellectual property rights of the Company set forth under the caption referencing Section 3.16 hereof in the Company Disclosure Schedule. The Company Disclosure Schedule, under the caption referencing this Section 3.18, lists, as of the date set forth in the Company Disclosure Schedule, each employee of the Company and the position, title, remuneration (including any scheduled salary or remuneration increases), date of employment and accrued vacation pay of each such employee.

         3.19    Employee Benefit Plans.

                 (a)  Except as set forth under the caption referencing Section
3.19 hereof in the Disclosure Schedule, with respect to all employees and former employees of the Company, its Predecessors, all dependents and beneficiaries of such employees and former employees, (i) the Company does not maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements; (ii) the Company does not maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 414(i) of the Code; (iii) the Company does not maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); and (iv) the Company does not maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

                 (b) To the extent required (either as a matter of law or to obtain the intended tax treatment and tax benefits), all employee benefit plans (as defined in Section 3(3) of ERISA) which the Company does maintain or to which it does contribute (collectively, the "Plans") comply in all material respects with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year;
(ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) to the knowledge of the Company, there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

                 (c) Parent and Merger Subsidiary have received true and complete copies of (i) the most recent determination letter, if any, received by the Company or its Predecessors from the Internal Revenue Service regarding the Plans which the Company maintains or to which it contributes and any amendment to any Plan made subsequent to any Plan amendments covered by any such determination letter; (ii) the most recent financial statements and annual report or return for the Plans; and (iii) the most recently prepared actuarial valuation reports.

                 (d) The Company does not contribute (and the Company and its Predecessors have not ever contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. The Company has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. The Company has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) set forth under the caption referencing this Section 3.19 in the Company Disclosure Schedule and (ii) health care continuation benefits described in Section 4980B of the Code.

                 (e) Neither the Company nor any of its directors, officers or employees has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject the Company, Parent, Merger Subsidiary, the Surviving Corporation, Parent's subsidiaries or any of their respective directors, officers or employees to any liability under ERISA or any applicable law.

                 (f) Neither the Company nor its Predecessors has incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

         3.20 Insurance. The Disclosure Schedule, under the caption referencing this Section 3.20, lists and briefly describes each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. To the Company's knowledge, all of such insurance policies are in full force and effect and are issued by insurers of recognized responsibility. To the Company's knowledge, the Company is not in default with respect to its obligations under any of such insurance policies.

         3.21 Affiliate Transactions. Set forth under the caption referencing Section 3.12 in the Company Disclosure Schedule are all leases between the Company and affiliates of Trammell Crow Residential ("TCR"). There are no other material agreements between the Company and affiliates of TCR.

         3.22 Customers and Suppliers. The Disclosure Schedule, under the caption referencing this Section 3.22, lists the 10 largest customers and the 10 largest suppliers of the Company for the fiscal year ended December 31, 1997 and for the two-month period ended February 28, 1998 and sets forth opposite the name of each such customer or supplier the approximate percentage of net sales or purchases by the Company attributable to such customer or supplier for each such period. Since the Balance Sheet Date, no customer or supplier listed on the Disclosure Schedule under the caption referencing this Section 3.22 has indicated that it will stop or decrease the rate of business done with the Company except for changes in the ordinary course of the Company's business.

         3.23    Compliance with Laws; Permits.

                 (a) To the knowledge of the Company, the Company and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which materially affect the business of the Company or the Real Property and to which the Company may be subject, and no written claims have been filed against the Company alleging a violation of any such laws, regulations or other requirements. The Company is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that, to the knowledge of the Company, would not be available to Merger Subsidiary after it acquires the Company's properties, assets and business.

                 (b) To the Company's knowledge, (i) the Company has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety) necessary to conduct its business (collectively, the "Permits"), and (ii) the Company and its Predecessors have conducted their business in compliance with all terms and conditions of the Permits except to the extent that any failure to have such necessary Permits or any instances of non-compliance with the terms and conditions of the Permits, in the aggregate, would not have a material adverse effect on the Surviving Corporation. For purposes of this Section 3.23(b), "material" shall mean losses, liabilities, deficiencies, fines, penalties, damages, expenses and costs that in the aggregate exceed $25,000.

                 (c) To the Company's knowledge, the Company has not made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any other person in a position to assist or hinder the Company in connection with any actual or proposed transaction.

                 (d) In particular, but without limiting the generality of the foregoing, to the Company's knowledge, the Company has not violated and has no liability, and has not received a written notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal or state acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety.

         3.24 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company, the Company Shareholders or Indemnifying Party other than the fees and expenses of Drucilla Haskin, which fees and expenses will be paid by the Company Shareholders.

         3.25 Accredited Investors Status and Investment Intent. The Company will obtain a representation from each recipient of Stock Consideration (a "Recipient") that (i) each Recipient is an accredited investor, as defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (the "Securities Act"), (ii) each Recipient expressly agrees that it is acquiring the Parent Common Stock for investment purposes.

         3.26 Designation of Broker's License. To the Company's knowledge, neither the Company nor any of its Predecessors has received notice that it has violated any legal requirements to operate under a broker's license in any jurisdiction where it conducts the Company's business. To the Company's knowledge, Schedule 3.26 contains a list of all the states where the Company currently has a broker's license and the name of the broker under whom the Company conducts business in such state. The Company shall use commercially reasonable efforts to cause the appropriate brokers under whose license the Company operates in their respective states to designate Merger Subsidiary as the corporate entity with which such broker shall be associated.

         3.27 Transfer of Inventory, Equipment and Furniture. Except for items used by the Company in Terminated Leases (as defined in Section 5.09), the Company owns, and as a result of the Merger the Merger Subsidiary will own, all of the housewares, equipment, machinery, vehicles, furniture, fixtures, furnishings, office equipment, computer equipment, leasehold improvements and all other tangible assets necessary for, and historically used by the Company and its Predecessors in, the operation of the Company's business.

         3.28 Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of the Company pursuant to Article VII hereof nor the Company Disclosure Schedule nor any of the financial statements referred to in Section 3.08 hereof, taken as a whole, contains any untrue statement of a material fact regarding the Company or its business or any of the other matters dealt with in this Article III relating to the Company or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered to Parent and Merger Subsidiary by or on behalf of the Company pursuant to Article VII hereof, the Company Disclosure Schedule and the financial statements referred to in Section
3.08 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which, to the knowledge of the Company, has not been disclosed to Parent or Merger Subsidiary which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including operating results, assets, customer relations and employee relations, of the Company.

         3.29 Tax Matters. Neither the Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or Merger Subsidiary) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

         Except as set forth in the disclosure schedule delivered by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"), Parent and Merger Subsidiary, jointly and severally, hereby represent and warrant to the Company that:

         4.01 Incorporation and Corporate Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, with the requisite corporate power and authority to enter into this Agreement and the Articles of Merger and perform its obligations hereunder and thereunder. Each of Parent and Merger Subsidiary are qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Parent's business or results of operations.

         4.02 Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement, by Parent and Merger Subsidiary, and the Articles of Merger, by Merger Subsidiary, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no shareholder vote of Parent or other corporate proceedings by Parent or Merger Subsidiary are necessary to authorize the execution, delivery or performance of this Agreement or the Articles of Merger. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable in accordance with its terms, and the Articles of Merger, when executed and delivered by Merger Subsidiary, will constitute the valid and binding obligation of Merger Subsidiary, enforceable in accordance with its terms.

         4.03 No Breach. The execution, delivery and performance of this Agreement and the Articles of Merger by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Parent or Merger Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of either Parent or Merger Subsidiary or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which either Parent or Merger Subsidiary is bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which either Parent or Merger Subsidiary is subject.

         4.04 Merger Subsidiary. Except as set forth in the Parent Disclosure Schedule, all of the outstanding capital stock of Merger Subsidiary is owned by Parent free and clear of any lien, claim or encumbrance or any agreement with respect thereto. Since the date of its incorporation, Merger Subsidiary has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement and the Articles of Merger.

         4.05 Governmental Authorities; Consents. Except for the applicable requirements of the HSR Act, and except for the filing of the Articles of Merger with the Department of Assessments and Taxation of the State of Maryland, neither Parent or Merger Subsidiary is required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the Articles of Merger or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or person is required to be obtained by either Parent or Merger Subsidiary in connection with its execution, delivery and performance of this Agreement or the Articles of Merger or the transactions contemplated hereby or thereby.

         4.06 Brokerage. No third party shall be entitled to receive any brokerage commissions, finder's fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Subsidiary other than the fees and expenses of A.G. Edwards & Sons, Inc., which fees and expenses will be paid by Parent or Merger Subsidiary.

         4.07    SEC Reports.

                 (a) Since the time it became subject to the Securities and Exchange Commission's ("SEC") filing requirements in August 1997, Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which have complied as of their respective filing dates, or in the case of registration statements, their respective effective dates, in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof.

                 (b) The consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows (including the related notes and schedules thereto) of Parent included in the Parent SEC Reports complied as to form, at the time filed, in all material respect with the published rules and regulations of the SEC with respect thereto at the time filed, were prepared in accordance with GAAP applied on a consistent basis during the periods involved and include all adjustments consisting of normal recurring accruals necessary (in the case of unaudited interim financial statements) are in accordance with the books and records of such company, which books and records are complete and accurate in all material respect and present fairly the consolidated financial position of Parent as of their respective dates, and the consolidated income and cash flows for the periods presented therein, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or as permitted under the Exchange Act. Since December 31, 1997, neither Parent nor any of its subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except
(i) as and to the extent set forth on the audited balance sheet of Parent as at December 31, 1997, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 1997 in the ordinary course of business and consistent with past practice, (iv) as described in the Parent SEC Reports, including but not limited to acquisitions described therein, or (v) as would not, individually or in the aggregate, have a material adverse effect on Parent.

         4.08 No Material Adverse Change. Except as disclosed in the Parent SEC Reports as filed and amended before the date hereof, since December 31, 1997, there has been no material adverse change in the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Parent and Merger Subsidiary.

         4.09 Litigation. Except as set forth in the Parent Disclosure Schedule under the caption referencing this Section 4.09, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of Parent and Merger Subsidiary, threatened against Parent or Merger Subsidiary, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. Neither Parent nor Merger Subsidiary is a party to, subject to, or threatened to be subject to, any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any governmental authority, except for those that would not have a material adverse effect on Parent and Merger Subsidiary.

         4.10 Parent Stock. As of the date hereof, the authorized Parent Stock consists of 45,000,000 shares of common stock, par value $.01 per share, 7,028,955 of which shares were outstanding as of March 31, 1998. Subsequent to March 31, 1998, (i) the board of directors of Parent authorized the issuance of options to purchase up to 125,000 shares of Parent Stock to employees of Parent and Merger Subsidiary and (ii) Parent issued approximately 94,700 shares of Parent Stock in connection with the April 1998 acquisition of Southern California Relocations, Inc. The Stock Consideration which will be issued upon conversion of the Company Stock, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         4.11 Disclosure. Neither this Agreement nor any of the Exhibits hereto nor any of the documents delivered by or on behalf of Parent or Merger Subsidiary pursuant to Article VII hereof nor the Parent Disclosure Schedule nor any of the financial statements referred to in Section 4.07 hereof, taken as a whole, contains any untrue statement of a material fact regarding Parent or Merger Subsidiary or their business or any of the other matters dealt with in this Article IV relating to the Parent or Merger Subsidiary or the transactions contemplated by this Agreement. This Agreement, the Exhibits hereto, the documents delivered by Parent and Merger Subsidiary to the Company pursuant to Article VII hereof, the Parent Disclosure Schedule and the financial statements referred to in Section 4.07 hereof, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which, to the knowledge of Parent or Merger Subsidiary, has not been disclosed to the Company of which any officer or director of the Parent or Merger Subsidiary is aware which materially affects adversely or could reasonably be anticipated to materially affect adversely the business, including operating results, assets, customer relations, employee relations and business prospects, of Parent or Merger Subsidiary.

         4.12 Tax Matters. Neither Parent nor Merger Subsidiary has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization with the meaning of Section 368 of the Code.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

         5.01 Conduct of the Business. Except as expressly permitted or contemplated by this Agreement, the Company shall observe each term set forth in this Section 5.01 and agrees that, from the date hereof until the Effective Time, unless otherwise consented to by Parent or Merger Subsidiary in writing:

                 (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of the Company's business, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company's past custom and practice;

                 (b) The Company shall not, directly or indirectly, do or permit to occur any of the following: (i) issue or sell any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any of its capital stock, (ii) sell, pledge, dispose of or encumber any of its assets, except in the ordinary course of business and except as identified to Parent in writing; (iii) amend or propose to amend its Articles of Incorporation or Bylaws; (iv) split, combine or reclassify any outstanding shares of Company Stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of Company Stock; (v) redeem, purchase or acquire or offer to acquire any shares of Company Stock or other securities of the Company; (vi) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof; (vii) incur any indebtedness for borrowed money or issue any debt securities except the borrowing of working capital in the ordinary course of business and consistent with past practice; (viii) permit any accounts payable owed to trade creditors to remain outstanding more than 60 days; (ix) accelerate, beyond the normal collection cycle, collection of accounts receivable; or (x) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.01(b);

                 (c) The Company (i) shall not, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements that will be binding on, or in any way adversely affect after the Effective Time, Parent or Merger Subsidiary; or (ii) take any action with respect to the grant of any bonuses, salary increases, severance or termination pay that will be binding on, or in any way adversely affect after the Effective Time, Parent or Merger Subsidiary or increase of benefits payable in effect on the date hereof that will be binding on Parent or Merger Subsidiary; provided, however, that prior to May 15, 1998, Merger Subsidiary shall provide in writing a list of current Company employees who are to be terminated prior to Closing, and the Company shall take appropriate steps to terminate such employees on or prior to Closing and any severance payments or other costs associated with such terminations shall be paid by the Company prior to the Closing Date, or if paid by the Surviving Corporation shall be properly accrued on the Closing Date Audited Balance Sheet to the extent so paid.

                 (d) The Company shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, trust, fund or group arrangement for the benefit or welfare of any employees;

                 (e) The Company shall not cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                 (f) The Company shall (i) use its commercially reasonable efforts to preserve intact the Company's business organization and goodwill, keep available the services of the Company's officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with the Company; (ii) confer on a regular and frequent basis with representatives of Parent or Merger Subsidiary to report operational matters and the general status of ongoing operations; and
(iii) not intentionally take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing;

                 (g) The Company shall not (i) change any of its or its Predecessors methods of accounting in effect at December 31, 1997, other than those required by GAAP; (ii) make or rescind any express or deemed election relating to Taxes, (iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (iv) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns from the taxable year ending December 31, 1997; and

                 (h) The Company shall not take any action that (without regard to any action taken or agreed to be taken by Parent or Merger Subsidiary) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

                 (i) The Company shall not perform any act referenced by (or omit to perform any act which omission is referenced by) the terms of
Section 3.11.

         5.02 Access to Books and Records. Between the date hereof and the Closing Date, the Company shall afford Parent and Merger Subsidiary and authorized representatives (the "Parent's Representatives") full access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Company, and otherwise provide such assistance as is reasonably requested by Parent and Merger Subsidiary in order that Parent and Merger Subsidiary may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Company. In addition, the Company and its officers and directors shall cooperate fully (including providing introductions, where necessary) with Parent and Merger Subsidiary to enable Parent and Merger Subsidiary to contact such third parties, including customers, prospective customers, specifying agencies, vendors, or suppliers of the Company as Parent deems reasonably necessary to complete its due diligence; provided that, Parent and Merger Subsidiary agree not to initiate such contacts without the prior approval of the Company, which approval will not be unreasonably withheld; provided, further, that a representative of the Company may, at the Company's option, participate in such contacts. Each of Parent and Merger Subsidiary will hold, and will use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and all other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement, dated March 6, 1998 between Parent and the Company (the "Confidentiality Agreement").

         5.03 Company Shareholder Approval. The Company has taken all action necessary in accordance with the TBCA and its Articles of Incorporation and Bylaws to obtain any necessary approval of the Plan of Merger from the Company Shareholders.

         5.04 Regulatory Filings; Good Faith Cooperation. The Company shall, as promptly as practicable after the execution of this Agreement, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to the Company for the consummation of the transactions contemplated herein. The Company will coordinate and cooperate with Parent and Merger Subsidiary in exchanging such information, will not make any such filing without providing to Parent and Merger Subsidiary a final copy thereof for their review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as Parent and Merger Subsidiary may request in connection with all of the foregoing. The Company shall use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors and other duly authorized representatives of the Company shall take all such necessary action.

         5.05 Preparation of Tax Returns. The Company shall file (or the Representative of the Company Shareholders on their behalf) at its own expense, on or prior to the due date thereof, all Tax returns required to be filed for all Tax periods ending on or before the Closing Date; provided, however, that the Company shall not file any such Tax returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal state or local sales, use, property, withholding or employment tax returns or statements) for any Tax period without providing Merger Subsidiary with final copies of each such Tax return or election of the Company (including returns of all employee benefit Plans) at least ten days before filing such return or election and shall reasonably cooperate with any request by the Merger Subsidiary in connection therewith.

         5.06 Conditions. The Company and Indemnifying Party shall act in good faith and take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 7.01 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

         5.07 No Negotiations. Neither the Company nor Indemnifying Party or any of their respective subsidiaries shall enter into any negotiations or agreement, or make any undertaking or commitment, with respect to the Company
(i) to merge or consolidate with, or acquire substantially all of the property and assets of, any other corporation or person, (ii) to sell, lease or exchange all or substantially all of their respective properties and assets to any other corporation or person or (iii) otherwise to cause the ownership or control of the Company or any of its subsidiaries to be transferred to any party other than Parent and Merger Subsidiary. The Company shall cause all affiliates and representatives of the Company to comply with this Section 5.07.

         5.08 Audited Financial Statements. The Company will ensure that the Audited Financial Statements, as defined in Section 3.08 above, will be prepared in accordance with GAAP, consistently applied throughout their respective periods, and are delivered to Merger Subsidiary and Parent within forty-five (45) days of the Closing Date.

         5.09 Terminated Leases. At least 20 days prior to Closing, Merger Subsidiary shall identify, and notify the Company of, the Office Leases that Merger Subsidiary desires to have terminated (the "Terminated Leases"). Before Closing, the Company shall use commercially reasonable efforts to obtain appropriate waivers and termination agreements with respect to those Terminated Leases in which the lessor is unaffiliated with the Company or TCR, and shall present such waivers and termination agreements to Merger Subsidiary. Before Closing, the Company shall obtain appropriate waivers and termination agreements with respect to those Terminated Leases in which the landlord is affiliated with the Company or TCR, and with respect to such Terminated Leases the Company shall cooperate with such landlord and Merger Subsidiary to reach Transitionary Agreements described in Section 9.04 hereof. After the Effective Time, the Company shall have no further obligations or duties with respect to the Terminated Leases after the Effective Time and Indemnifying Party shall indemnify Parent and Merger Subsidiary for any costs, liabilities, lease payments, obligations and expenses relating to the Terminated Leases incurred after the Effective Time.

         5.10 Notice of Certain Matters. The Company shall promptly notify Parent and Merger Subsidiary (i) of any material governmental or administrative complaints, investigations or hearings (or communications indicating that the same may be contemplated); (ii) if the Company shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue in any respect; (iii) of any notice or other communication from any third party relating to, a material default or event which, with notice or lapse of time or both, would become a material default, received by the Company subsequent to the date of this Agreement and prior to the Effective Time, under any material agreement, indenture or instrument to which the Company is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (v) any material adverse change of the Company as an entirety or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such material adverse change.

                                   ARTICLE VI

                   COVENANTS OF PARENT AND MERGER SUBSIDIARY

         Parent and Merger Subsidiary covenant and agree with the Company as follows:

         6.01 Regulatory Filings; Good Faith Cooperation. Parent or Merger Subsidiary shall, as promptly as practicable after the execution of the Agreement, make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Parent and Merger Subsidiary for the consummation of the transactions contemplated herein. Parent and Merger Subsidiary will coordinate and cooperate with the Company in exchanging such information, will not make any such filing without providing to the Company a final copy thereof for its review and consent at least two full business days in advance of the proposed filing and will provide such reasonable assistance as the Company may request in connection with all of the foregoing. Each of Parent and Merger Subsidiary shall use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors and other duly authorized representatives of Parent and Merger Subsidiary shall take all such necessary action.

         6.02 Conditions. Parent or Merger Subsidiary shall act in good faith and take all commercially reasonable actions necessary or desirable to cause the conditions set forth in Section 7.02 to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction thereof (but in any event within three business days of such date).

         6.03 Notice of Certain Matters. Parent and Merger Subsidiary shall promptly notify the Company (i) of any material governmental or administrative complaints, investigations or hearings (or communications indicating that the same may be contemplated) which may affect Parent's or Merger Subsidiary's ability to effect the Merger; (ii) if Parent or Merger Subsidiary shall discover that any representation or warranty made by them in this Agreement was when made, or has subsequently become, untrue in any respect; (iii) of any notice or other communication from any third party relating to, a material default or event which, with notice or lapse of time or both, would become a material default, received by Parent or Merger Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under any material agreement, indenture or instrument to which Parent and Merger Subsidiary is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (v) any material adverse change of Parent and Merger Subsidiary as an entirety or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such material adverse change.

         6.04 Continued Employment of Gary Abrahams. From the date of this Agreement through and including the Closing Date, the Parent shall continue to employ Gary Abrahams, and Mr. Abrahams shall continue to serve, as the Chief Executive Officer of the Parent and the Merger Subsidiary, unless Mr. Abrahams' failure to serve in such capacity results from his death or disability.

         6.05 No Issuances of Stock at Prices Below the Parent Stock Merger Price. From the date of this Agreement through and including the Closing Date, the Parent shall not issue additional shares of its common stock at prices below the Parent Stock Merger Price except for (i) issuances of shares, or rights or options to purchase shares, to the employees of Parent and Merger Subsidiary, (ii) those share issuances identified in the Parent Disclosure Schedule, and (iii) issuances in the aggregate not to exceed 500,000 shares of Parent common stock, excluding any issuances referred to in clauses (i) and
(ii).

         6.06 Appointment of Paul Reeve to Parent Board. At the next meeting of the Board of Directors of the Parent following the Closing Date, the Parent shall cause the Board of Directors to appoint Paul Reeve as a member of the Board of Directors of the Parent.

         6.07 Access to Books and Records. Between the date of this Agreement and the Closing Date, the Parent and Merger Subsidiary shall afford the Company and its authorized representatives (the "Company's Representatives") access at all reasonable times and upon reasonable notice to the offices, properties, books, records, officers, employees and other items of the Parent and Merger Subsidiary, which access shall be consistent with due diligence procedures customarily performed by target companies in connection with their due diligence of a public company acquiror. Each of Parent and Merger Subsidiary will hold, and will use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and all other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the Confidentiality Agreement.

         6.08 Conduct of Business. The business of Parent and Merger Subsidiary shall be conducted only in, and neither Parent nor Merger Subsidiary shall take any action except in, the ordinary course of their respective businesses, on an arm's-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the past custom and practice of Parent and Merger Subsidiary.

         6.09 Tax Treatment Compliance. Unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, neither Parent nor Merger Subsidiary shall take any action that (without regard to any action taken or agreed to be taken by the Company) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

         7.01 Conditions to Parent's and Merger Subsidiary's Obligations. The obligation of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or before the Effective Time, any of which may be waived, in whole or in part, to the extent permitted by applicable law:

                 (a) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects at and as of the Effective Time as though then made on and as of such date;

                 (b) The Company and Indemnifying Party shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by them under this Agreement prior to the Effective Time;

                 (c) The Company shall have obtained, or caused to be obtained, each consent and approval necessary on the part of the Company to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to permit the continued operation of the business of the Company without a material adverse change with respect to the Company;

                 (d) This Agreement, the Articles of Merger and the Merger shall have been duly and validly authorized by the Board of Directors of the Company, and with respect only to the Agreement, by the Board of Directors of Indemnifying Party, if required by applicable law or the charter documents thereof; and the Company and Indemnifying Party shall have delivered to Parent and the Merger Subsidiary evidence, in form satisfactory to Parent's and Merger Subsidiary's counsel, of such authorization and approval, and the Articles of Merger shall have been duly executed by the Company;

                 (e) The applicable waiting periods under the HSR Act shall have expired or been terminated, and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated by this Agreement or the Articles of Merger will have been duly made and obtained;

                 (f) No temporary restraining order, preliminary or permanent injunction or other order or decree of any court of competent jurisdiction or governmental authority or agency, domestic or foreign shall have been issued and remain in effect, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Parent or Merger Subsidiary of all or a material portion of the business or assets of the Company and its subsidiaries, or to Parent or Merger Subsidiary or any of their subsidiaries or the Company to dispose of or to hold separately all or a material portion of the business or assets of Parent or Merger Subsidiary and their subsidiaries or of the Company, as a result of the transactions contemplated hereby, (iii) seeking to require direct or indirect transfer or sale by Parent or Merger Subsidiary of any of the shares of Company Stock, (iv) seeking to invalidate or render unenforceable any material provision of this Agreement or the Articles of Merger or any of the other agreements attached as exhibits hereto (collectively, the "Related Agreements"), or (v) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

                 (g) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.01(f) hereof;

                 (h) Prior to May 15, 1998 (the "Due Diligence Date") Parent or Merger Subsidiary shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to Parent and Merger Subsidiary as of the date of this Agreement regarding the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company which is, individually or in the aggregate with other such facts and circumstances, materially adverse to the Company or to the value of the shares of Company Stock;

                 (j) Parent shall have received from counsel for the Company and Indemnifying Party a written opinion, dated the date of the Effective Time, addressed to Parent and Merger Subsidiary, and satisfactory to their counsel, in form and substance substantially as set forth in Exhibit G;

                 (k) Prior to the Effective Time, the Company and Indemnifying Party shall have delivered or made available, as applicable, to Parent all of the following:

                          (i) certificates of two executive officers of the Company dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a) and
                 (b) above have been satisfied;

                          (ii) copies of the third party and governmental consents and approvals and of the authorizations referred to in subsections (c), (d) and (e) above;

                          (iii) the Company's minute books, stock transfer records, corporate seal and other materials related to the Company's corporate administration;

                          (iv)  resignations (effective as of the Effective
                 Time) from such of the Company's officers as Parent shall have requested at least [10] days prior to the Effective Time;

                          (v) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Texas, and Certificates of Good Standing from the Secretary of State of the State of Texas evidencing the good standing of the Company in such jurisdiction;

                          (vi)  a copy of each of (A) the text of the
                 resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger, (B) the bylaws of the Company; and (C) the text of the resolutions adopted by the board of directors of Indemnifying Party authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement, if required by applicable law or the charter documents thereof; along with certificates executed on behalf of the Company and Indemnifying Party by their respective corporate secretaries certifying to Parent that their respective copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded;

                          (vii) incumbency certificates executed on behalf of the Company and Indemnifying Party by their corporate secretaries certifying the signature and office of each officer executing this Agreement, the Articles of Merger and the Related Agreements executed by the Company and/or Indemnifying Party;

                          (viii) the Latest Balance Sheet and the Latest Financial Statements;

                          (ix) certificates representing all of the Company's issued and outstanding stock, properly endorsed and otherwise in proper form for transfer;

                          (x) waivers and termination agreements, in form acceptable to Merger Subsidiary, for the Terminated Leases obtained by the Company pursuant to Section 5.09 hereof;

                          (xi) certificates of designation of broker licenses, in form acceptable to Merger Subsidiary, obtained by the Company pursuant to Section 3.29 hereof;

                          (xii) certificates of two executive officers of Indemnifying Party, dated as of the Closing Date, stating that the net worth of the Indemnifying Party as of the Closing Date, as calculated based on an unaudited balance sheet not prepared in accordance with GAAP, is at least $1,956,500; and

                          (viii) such other certificates, documents and instruments as Parent reasonably requests related to the transactions contemplated hereby.

                 (l) Prior to the Due Diligence Date, Parent shall have received from A.G. Edwards & Sons, Inc. a written opinion, as to the fairness of the Merger to the Company Shareholders from a financial point of view (the "Fairness Opinion");

                 (m) Parent shall be reasonably satisfied that the Company will be able to deliver the Audited Financial Statements of the Company within forty-five (45) days of Closing;

                 (n) Parent or Merger Subsidiary, as the case may be, shall have received from the appropriate parties the agreements set forth in Article IX hereof at the time and in the manner set for in such Article IX; and

                 (o) As of the Closing Date, Merger Subsidiary shall be satisfied that (i)at least seventy five percent (75%) of those Company employees listed on Exhibit H will continue their employment with Merger Subsidiary after the Merger (either pursuant to an employment agreement or otherwise; provided that if any such employee signs an employment agreement with Merger Subsidiary, this condition shall be deemed to be met with respect to such employee) and (ii) at least seventy-five percent (75%) of those Company employees listed on Exhibit H have executed and delivered to Merger Subsidiary non-compete agreements that have a term of one year following termination of employment with the Surviving Corporation.

         7.02 Conditions to the Company's and Indemnifying Party's Obligations. The obligations of the Company and Indemnifying Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions at or before the Effective Time, any of which may be waived, in whole or in part, to the extent permitted by applicable law:

                 (a) The representations and warranties set forth in Article IV hereof will be true and correct in all material respects at and as of the Effective Time as though then made;

                 (b) Parent and Merger Subsidiary shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement and the Articles of Merger prior to the Effective Time, and Merger Subsidiary shall have executed the Articles of Merger;

                 (c) The applicable waiting periods under the HSR Act shall have expired or been terminated and all other material governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby will have been duly made and obtained;

                 (d) There shall not be threatened, instituted or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign, (i)challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated by this Agreement or the Articles of Merger or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, the Articles of Merger or any of the Related Agreements, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby or thereby;

                 (e) There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement or the Articles of Merger by any federal, state or foreign court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.02(d) hereof;

                 (f) The Company and Indemnifying Party shall have received from counsel for Parent and Merger Subsidiary a written opinion, dated as of the date of the Effective Time, addressed to the Company and Indemnifying Party and satisfactory to the Company's counsel, in form and substance substantially as set forth in Exhibit I; and

                 (g) At or prior to the Effective Time, Parent and Merger Subsidiary will have delivered to the Company and Indemnifying Party (i) a certificate of the Chief Executive Officer of Parent and Merger Subsidiary, dated as of the date of the Effective Time, stating that the conditions precedent set forth in subsections (a) and (b) above have been satisfied, (ii) a copy of each of (A) the text of the resolutions adopted by the board of directors of Parent and Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the Articles of Merger and the consummation of all of the transactions contemplated by this Agreement and the Articles of Merger and (B) the bylaws of Parent and the Merger Subsidiary, along with certificates executed on behalf of each of Parent and Merger Subsidiary by their respective corporate secretaries certifying to the Company and Indemnifying Party that such copies are true, correct and complete copies of such resolutions and bylaws, respectively, and that such resolutions and bylaws were duly adopted and have not been amended or rescinded, (iii) incumbency certificates executed on behalf of each of Parent and Merger Subsidiary by their corporate secretaries certifying the signature and office of each officer executing this Agreement, the Articles of Merger and of the Related Agreements as to which such corporation is a party, (iv) an executed copy of each of the Related Agreements; and (v) the Merger Consideration as set forth in Section 2.04(a) of this Agreement.

                 (h) The Company, Indemnifying Party or the Company Shareholders, as the case may be, shall have received from the appropriate parties the agreements set forth in Article IX hereof at the time and in the manner set forth in such Article IX.

                 (i) The Company shall have received an opinion from legal counsel to the Company, based upon certificates and letters, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

                 (j) The Nasdaq Stock Market shall have approved for listing on its National Market System the shares of Parent Common Stock to be issued in the Merger, subject to official notice of issuance.

                                  ARTICLE VIII

                                  TERMINATION

         8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                 (a) by the mutual consent of Parent, Merger Subsidiary, the Company and Indemnifying Party;

                 (b) by either Parent or Merger Subsidiary, on the one hand, or the Company and Indemnifying Party, on the other, if there has been a material misrepresentation, breach of warranty or breach of covenant on the part of the other in the representations, warranties and covenants set forth in this Agreement that has not been cured within 10 business days following receipt by the breaching party of notice of such breach;

                 (c) by either Parent or Merger Subsidiary, on the one hand, or the Company and Indemnifying Party on the other, if the transactions contemplated by this Agreement or the Articles of Merger have not been consummated by June 30, 1998; provided that, neither will be entitled to terminate this Agreement pursuant to this Section 8.01(c) if such party's willful breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement or the Articles of Merger;

                 (d) by Parent or Merger Subsidiary if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Company or if an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by Parent or Merger Subsidiary;

                 (e) by the Company if, after the date hereof, there shall have been a material adverse change in the financial condition or business of the Parent or if an event shall have occurred which, so far as reasonably can be foreseen, would result in any such change, except to the extent such change is directly caused by the Company; or

                 (f) by either Parent or Merger Subsidiary, on the one hand, or the Company and Indemnifying Party on the other, in the event that the governmental authorities under the HSR Act shall have denied by final nonappealable action the approval of the Merger.

         8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or Merger Subsidiary, on the one hand, or the Company and Indemnifying Party on the other, as provided in Section 8.01, or if the Closing does not occur on or before June 30, 1998, all provisions of this Agreement shall terminate and there shall be no liability on the part of any of Parent, Merger Subsidiary, the Company or Indemnifying Party or their respective shareholders, officers, or directors, except that (i) Sections 8.02, 11.01, 11.02 and 11.09 hereof shall survive indefinitely, and (ii) parties shall remain liable for willful material breaches of this Agreement prior to the time of such termination.

         8.03 Prompt Notice. In the event of termination of this Agreement by any party as provided in Section 8.01, prompt written notice shall be given to the other parties thereto.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS

         9.01 Registration Rights and Lock-up Agreements. Parent and each of the Recipients agree to enter into and deliver at Closing an Investor, Lock-up and Registration Rights Agreement, substantially in the form attached hereto as Exhibit J (the "Investor, Lock-up and Registration Rights Agreement"), and pursuant to which (i) Parent will give to the Recipients piggyback registration rights (subject to customary underwriter cutbacks) and a one-time demand registration right for the sale of the Parent Common Stock received pursuant to this Agreement, (ii) Recipients agree not to sell any of the Parent Common Stock received pursuant to this Agreement prior to April 1, 1999 and (iii) Recipients agree to waive all rights to any claim against the Company relating to such Recipient's equity ownership percentage in the Company. The Company shall use commercially reasonable efforts to cause all Company Shareholders who are not Recipients to enter into and deliver at Closing a waiver of all rights against the Company relating to such person's equity ownership percentage in the Company. Company Shareholders understand and agree that the registration of the Parent Common Stock pursuant to the exercise of their demand registration right may also include Parent Common Stock held by one or more other existing or future shareholders of Parent.

         9.02 Employment Agreement and Directorship Arrangements. Paul Reeve and Merger Subsidiary agree to enter into and deliver on Closing a two-year employment agreement in the form attached hereto as Exhibit K. Prior to the Effective Date, the Board of Directors of the Company shall be increased by one effective as of the Effective Time and at the next meeting of the Board of Directors of the Parent following the Closing Date shall appoint Paul Reeve (or such other person designated by the Company in the event Mr. Reeve is unable or unwilling to serve) to fill such vacancy. In addition, Ronald Terwilliger will be offered a position as advisor to the Parent's Board of Directors and will receive options for the purchase of Parent Common Stock commensurate with other Board members.

         9.03 Non-Competition Agreements. Paul Reeve, Ronald Terwilliger, and the Indemnifying Party agree to enter into five-year non-competition agreements, in the form attached hereto as Exhibit L, with Merger Subsidiary and Parent on or before the Closing (the "Non-Competition Agreements"). The parties to this Agreement expressly agree that the Non-Competition Agreement is a material inducement to Parent and Merger Subsidiary to enter into this Agreement.

         9.04 Transitionary Agreements. At a reasonable time prior to Closing, Merger Subsidiary and certain TCR affiliated entities shall have agreed to mutually satisfactory arrangements for the use of the Terminated Leases at rates equal to the Company's actual costs during a reasonable transition period following Closing (the "Transitionary Agreements").

         9.05 Customer Referral Agreements. On or before the Closing, Merger Subsidiary and Indemnifying Party shall enter into a customer referral agreement (the "Customer Referral Agreement"), substantially in the form attached hereto as Exhibit M, providing Merger Subsidiary with exclusivity with respect to referrals of potential interim housing customers from current and future TCR owned and managed properties. Merger Subsidiary acknowledges that such efforts are subject to legal, financial and other constraints of joint venture partners, lenders and third-party owners. The Customer Referral Agreement shall provide that TCR and its affiliates will use commercially reasonable efforts (which shall not include any obligation to pay money or make comparable economic concessions) to obtain such referrals.

         9.06 Escrow Agreement. On or before Closing, the parties set forth in Section 2.03 hereof shall enter into the Escrow Agreement.


                                   ARTICLE X

                           SURVIVAL; INDEMNIFICATION

         10.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Article III and Article IV hereof shall survive the Effective Time for a period of eighteen months (18) following the Effective Time.

         10.02   Indemnification by the Company and Indemnifying Party.

                 (a) Subject to the limitations of Section 10.02(b), the Company and Indemnifying Party, prior to the Effective Time, jointly and severally agree, and Indemnifying Party, after the Effective Time, agree, to indemnify in full Parent and Merger Subsidiary and their respective officers, directors, employees, agents and shareholders (collectively, the "Parent Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid (collectively, "Losses"), which Parent Indemnified Parties may suffer, sustain or become subject to, prior to eighteen months from the Effective Time, as a result of (i) any misrepresentation in any of the representations and warranties of the Company and/or Indemnifying Party contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of the Company or Indemnifying Party pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of the Company, the Company Shareholders or Indemnifying Party contained in this Agreement or any of the Related Documents other than such breach or failure to perform as shall be waived in writing by Parent or Merger Subsidiary on or prior to the Effective Time, (iii) any "Claims" (as defined in Section 10.04(a) hereof) or threatened Claims against Parent or the Merger Subsidiary arising out of the actions or inactions of the Company, the Company Shareholders or Indemnifying Party with respect to the Company's business prior to the Effective Time (collectively, "Parent Losses"), (iv) any unknown liabilities of the Company incurred prior to the Closing Date as if they were known but undisclosed liabilities of the Company under Section 3.09 of this Agreement, (v) any liabilities, losses, severance pay or other amounts relating to any period after the Effective Time payable to those employees of the Company who are terminated on or before the Closing Date or as a result of the Merger incurred prior to the Closing Date, (vi) any costs and expenses, including attorney costs, incurred by Parent or Merger Subsidiary in connection with any proceedings involving Company Shareholders who purport to exercise dissenters' rights under the TBCA in connection with the Merger, plus any amounts determined to be due to such Company Shareholders in exchange of their Company Stock which amount exceeds (on a per share basis) the Merger Consideration divided by the number of shares of Company Stock outstanding as of the Closing Date, and (vi) any amounts due to Parent or Merger Subsidiary pursuant to Sections 2.02(a) or (b) of this Agreement which exceed the Escrowed Consideration remaining in the Escrow Account.

                 (b) The Company and Indemnifying Party will be liable to the Parent Indemnified Parties for any Parent Losses only if Parent or Merger Subsidiary delivers to the Company and Indemnifying Party written notice within 18 months of the Effective Time, setting forth in reasonable detail the identity, nature and amount of Parent Losses related to such claim or claims prior to eighteen months from the Effective Time. Parent or Merger Subsidiary's failure to provide the detail required by the preceding sentence shall not relieve the Company or Indemnifying Party from any liability that they may have to Parent or Merger Subsidiary under Section 10.02(a), except to the extent that the Company or Indemnifying Party demonstrates that such failure prejudiced the Company or Indemnifying Party with respect to the defense of such claim.

         10.03   Indemnification by Parent and Merger Subsidiary.

                 (a) Subject to the limitations of Section 10.03(b), Parent and Merger Subsidiary agree to indemnify in full the Company and Indemnifying Party and the Company's officers, directors, employees, agents and stockholders (collectively, the "Company Indemnified Parties") and hold them harmless against any Losses which any of the Company Indemnified Parties may suffer, sustain or become subject to, prior to eighteen months from the Effective Time, as a result of (i) any misrepresentation in any of the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Parent or Merger Subsidiary contained in this Agreement or any of the Related Documents, (iii) any Claims or threatened Claims against the Company or Indemnifying Party arising out of the actions or inactions of Parent or Merger Subsidiary with respect to the Company's business or the Real Property after the Effective Time or (iv) all costs, liabilities, lease payments, obligations and expenses incurred after the Effective Date relating to all Apartment Leases or Office Leases that are not Terminated Leases.

                 (b) Parent will be liable to the Company Indemnified Parties for any Losses only if the Company or Indemnifying Party deliver to Parent and Merger Subsidiary written notice, setting forth in reasonable detail the identity, nature and amount of Company Losses related to such claim or claims prior to the anniversary of the Effective Time. The Company or Indemnifying Party's failure to provide the detail required by the preceding sentence shall not relieve Parent or Merger Subsidiary from any liability that they may have to the Company or the Indemnifying Party under Section 10.02(b), except to the extent that the Parent or Merger Subsidiary demonstrates that such failure prejudiced Parent or Merger Subsidiary with respect to the defense of such claim.

         10.04 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Parent Indemnified Party" or "Company Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Entity" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

                 (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Entity prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Entity's ability to defend successfully a Claim. If the Indemnified

Party under a Claim is either Parent or Merger Subsidiary and the Claim arises within one hundred twenty days of the Closing Date, then Parent or Merger Subsidiary may also give the Escrow Agent a notice of the Claim, which notice shall be deemed a "Claim Notice" under the Escrow Agreement. The Indemnifying Entity shall be entitled to contest and defend such Claim; provided, that the Indemnifying Entity (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Entity to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Entity. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Entity is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Entity in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Entity may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Entity shall then have the right to contest and defend (but not settle) such Claim. If, upon the settlement of a Claim, denial of a final appeal of a Claim, or failure to appeal the adjudication of such a Claim (all such events shall be deemed a "Final Determination Event" under the Escrow Agreement), and (i) the Indemnified Party is entitled to indemnification, (ii) such Indemnified Party is Parent or Merger Subsidiary, and (iii) pursuant to the Escrow Agreement, part or all of the Escrow Consideration was retained by the Escrow Agent pursuant to a Claim Notice relating to such Claim, then the Escrow Agent shall release the amount due to Parent or Merger Subsidiary upon submission of proof, satisfactory to the Escrow Agent, of the Final Determination Event.

                 (b) In the event any Indemnified Party should have a claim against any Indemnifying Entity that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Entity. If the Indemnified Party under a claim covered by this
Section 10.04(b) is either Parent
or Merger Subsidiary and the claim arises within one hundred twenty days of the Closing Date, then Parent or Merger Subsidiary may also give the Escrow Agent a notice of such claim, which notice shall be deemed a "Claim Notice" under the Escrow Agreement. If the Indemnifying Entity notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party (and the Escrow Agent if a Claim Notice was timely filed) within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Entity disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Entity and the Indemnifying Entity shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Entity has timely disputed its Liability with respect to such claim, the Chief Executive Officers of each of the Indemnifying Entity and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such Chief Executive Officers within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally in Gaithersburg, Maryland by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within 30 days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction. If, upon the settlement of a claim under this
Section 10.04(b), or upon the resolution of the issue by an arbitrator as provided in this Section 10.04(b) (all such events shall be deemed to a "Final Determination Event" under the Escrow Agreement), (i) the Indemnified Party is entitled to indemnification, (ii) such Indemnified Party is Parent or Merger Subsidiary, and (iii) pursuant to the Escrow Agreement, part or all of the Escrowed Consideration was retained by the Escrow Agent pursuant to a Claim Notice relating to such claim, then the Escrow Agent shall release the amount due to Parent or Merger Subsidiary upon submission of proof, satisfactory to the Escrow Agent, of the Final Determination Event. The following shall be deemed satisfactory to the Escrow Agent for purposes of the preceding sentence:
(i) a written agreement of Parent, Merger Subsidiary and the Indemnifying Party relating to the settlement of the claim or a statement of the Indemnifying Party that it does not dispute the claim under this Section 10.04(b); (ii) a final written resolution of the arbitrator with regard to the claim, or (iii) failure of the Indemnifying Party to dispute a Claim Notice within thirty (30) days of Indemnifying Party's receipt of a notice of a claim under this Section 10.04(b).

                 (c) After the Closing, the rights set forth in this Article X shall be each party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to either party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

                                   ARTICLE XI

                                 MISCELLANEOUS



         11.01 Press Releases and Announcements. Prior to the Effective Time, no party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby or make any announcement to the employees, customers or suppliers of the Company without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

         11.02 Expenses; HSR Filing Fees. Unless otherwise expressly provided for herein, the Company, Indemnifying Party, the Company Shareholders, Parent and Merger Subsidiary will each pay all of their own expenses (including attorneys' and accountants' fees) in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby (whether consummated or not). In particular,
(i) Merger Subsidiary shall pay the fees required for the Merger notification and report filed pursuant to the HSR Act and Parent and Merger Subsidiary's audit, legal, brokerage and financial advisor fees and all other costs and expenses incurred by Parent or Merger Subsidiary in connection with the Merger; and (ii) the Company's legal, brokerage, audit and all other costs and expenses incurred by the Company in connection with the Merger shall be paid by the Company prior to the Closing Date, or if paid by the Surviving Corporation shall be properly accrued on the Closing Date Balance Sheet to the extent so paid by the Surviving Corporation.

         11.03 Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced; provided, however, that after the approval of the Plan of Merger by the shareholders of the Company, no amendment may be made which effects any changes which would materially adversely affect the shareholders of the Company without the further approval of the shareholders of the Company. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         11.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or three days after being mailed, if mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Parent, Merger Subsidiary, the Company and Indemnifying Party will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Parent or Merger Subsidiary:          with a copy to:

Mr. Gary R. Abrahams                             John T. Kramer, Esq.
President and CEO                                Dorsey & Whitney LLP
ExecuStay, Inc.                                  220 South Sixth Street
7595 Rickenbacker Drive                          Minneapolis, MN 55402
Gaithersburg, MD 20879

Notices to the Company or
Indemnifying Party:                              with a copy to:

Randy J. Pace                                    Toni Weinstein, Esq.
Trammell Crow Residential                        Liddell, Sapp, Zivley,
717 North Harwood, Suite 1200                    Hill & LaBoon, LLP
Dallas, TX  75201                                2001 Ross Avenue,
Suite 3000
Dallas, TX 75201

                                                 Michael K. Ording, Esq.
                                                 Jones, Day, Reavis & Pogue
                                                 1900 Huntington Center
                                                 41 South High Street
                                                 Columbus, Ohio 43215

         11.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto.

         11.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.07 Complete Agreement. This Agreement, the Confidentiality Agreement, the Articles of Merger and the Related Agreements and other exhibits hereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         11.08 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When any representation or warranty in Article III is made to the knowledge of the Company, such term shall mean only the current actual knowledge of the persons listed on Exhibit N after consultation with the officers and managers of the Company with oversight responsibilities for the matter that is the subject of the representation being made, and the current actual knowledge of the persons listed on Exhibit
O. As used herein, "current actual knowledge" shall mean only the actual, current, conscious (and not constructive, imputed or implied) knowledge of such persons, and does not include constructive, imputed or implied knowledge of any other person. Notwithstanding anything herein to the contrary, no person listed on Exhibits M or N and no Representative shall have any personal liability or obligation whatsoever with respect to any matter set forth in this Agreement or any of the representations made by the Company being or becoming untrue, inaccurate or incomplete in any respect except to the extent of amounts placed in the Escrow Account payable to such person in his capacity as a Company Shareholder.

         11.09 Amendments to Disclosure Letters. From time to time prior to five days before the Closing, the Company may provide Parent and Merger Subsidiary proposed supplements or amendments to the Company Disclosure Letter with respect to any material matter that is required to be set forth or described thereon. Unless objected to in writing within 10 days after the date when Parent and Merger Subsidiary receive the proposed supplement or amendment (or, if such amendment or supplement is received by Parent and Merger Subsidiary less than 10 days prior to Closing, than at least one day prior to Closing), Parent and Merger Subsidiary shall be deemed to have approved the proposed change.

         11.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         11.11 Governing Law. The internal law, without regard for conflicts of laws principles, of the State of Maryland will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                    EXECUSTAY CORPORATION


                                    By   /s/ Gary Abrahams
                                       -------------------------------
                                    Name:    Gary Abrahams
                                    Title:   Chief Executive Officer and
                                               President

                                    EXECUSTAY CORPORATION OF AMERICA


                                    By   /s/ Gary Abrahams
                                       -------------------------------
                                    Name:    Gary Abrahams
                                    Title:   Chief Executive Officer and
                                               President

                                    ACCOMMODATIONS AMERICA 1998, INC.


                                    By   /s/ Thomas J. Patterson
                                       -------------------------------
                                    Name:    Thomas J. Patterson
                                    Title:   Vice President

                                    As to Section 10.02 and 10.04 only:
                                    TRAMMELL CROW RESIDENTIAL COMPANY



                                    By   /s/ Thomas J. Patterson
                                       -------------------------------
                                    Name:    Thomas J. Patterson
                                    Title:   Vice President

                       LIST OF MERGER AGREEMENT EXHIBITS

Exhibit A    List of Directors of Parent and Merger Subsidiary

Exhibit B    List of Officers of Parent and Merger Subsidiary

Exhibit C    Articles of Incorporation of Merger Subsidiary

Exhibit D    Representative of the Company Shareholders

Exhibit E    Form of Escrow Agreement

Exhibit F    List of Roll-Up Entities

Exhibit G    Form of Opinion of Counsel to the Company and Indemnifying Party

Exhibit H    List of Key Company Employees

Exhibit I    Form of Opinion of Counsel to Parent and Merger Subsidiary

Exhibit J    Form of Investor, Lock-up and Registration Rights Agreement

Exhibit K    Form of Employment Agreement

Exhibit L    Form of Non-Competition Agreement

Exhibit M    Form of Customer Referral Agreement

Exhibit N    List of Knowledge Designee with Duty to Consult

Exhibit O    List of other Knowledge Designees

                               LIST OF SCHEDULES


Company Disclosure Schedule
                 Schedule 3.05             Required Consents
                 Schedule 3.07(a)          Company Shareholders
                 Schedule 3.07(b)          Agreements to Acquire Company Stock
                 Schedule 3.09             Undisclosed Liabilities
                 Schedule 3.11             Absence of Certain Developments
                 Schedule 3.12(a)(i)       Office and Warehouse Leases
                 Schedule 3.12(a)(ii)      Apartment Leases
                 Schedule 3.12(c)          Lien on Tangible Assets
                 Schedule 3.15             Material Contracts
                 Schedule 3.16             Intellectual Property
                 Schedule 3.17             Litigation
                 Schedule 3.18             Employees
                 Schedule 3.19             Employee Benefits Plans
                 Schedule 3.20             Insurance
                 Schedule 3.22             Customers and Suppliers
                 Schedule 3.26             Broker's Licenses

Parent Disclosure Schedule
                 Schedule 4.04             Ownership of Merger Subsidiary Stock
                 Schedule 4.07(a)          SEC Reports